                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D

                  Under the Securities and Exchange Act of 1934
                               (Amendment No. 3)*

                                   Livent Inc.
                                (Name of Issuer)

                                  Common Shares
                         (Title of Class of Securities)

                                   537902108
                                 (CUSIP Number)

                               Robert Adler, Esq.
                           Munger, Tolles & Olson LLP
                              355 So. Grand Avenue
                              Los Angeles, CA 90071
                                 (213) 683-9100
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                November 18, 1998
                          (Date of Event which Requires
                            Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ].

Check the following box if a fee is being paid with the statement [ ]. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filed out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                        (Continued on following page(s))
                               Page 1 of ___ Pages


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CUSIP No. 537902108                   13D

1               Name of Reporting Person:  Lynx Ventures L.P.

                S.S. or I.R.S. Identification No. of above person:

2               Check the appropriate box if a member of a Group*:

                                                                     (a)  [ ]
                                                                     (b)  [x]

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3               SEC USE ONLY

-----------------------------------------------------------------------------

4               Source of Funds: WC

5               Check box if disclosure of legal proceedings
                is required pursuant to items 2(d) or (e)                 [ ]

6               Citizen or place of organization: Delaware

7 Number of shares beneficially owned by each Reporting Person with Sole Voting Power: 0

8 Number of shares beneficially owned by each Reporting Person with Shared Voting Power: 5,970,000 (see Item 5)

9 Number of shares beneficially owned by each Reporting Person with Sole Dispositive Power: 0

10 Number of shares beneficially owned by each Reporting Person with Shared Dispositive Power: 5,970,000 (see Item 5)

11              Aggregate amount beneficially owned by each Reporting Person:
                5,970,000 (see Item 5)

12              Check Box if the aggregate amount in row (11) excludes
                certain shares                                             [ ]

13              Percent of class represented by amount in row (11):24.8%

14              Type of Reporting Person*: PN

                                  SCHEDULE 13D

CUSIP No. 537902108                  13D



1               Name of Reporting Person:  Lynx Ventures L.L.C.

                S.S. or I.R.S. Identification No. of above person:

2               Check the appropriate box if a member of a Group*:

                                                                      (a)  [ ]
                                                                      (b)  [x]

------------------------------------------------------------------------------

3               SEC USE ONLY

------------------------------------------------------------------------------

4               Source of Funds: WC


5               Check box if disclosure of legal proceedings
                is required pursuant to items 2(d) or (e)                  [ ]

6               Citizen or place of organization: Delaware

7 Number of shares beneficially owned by each Reporting Person with Sole Voting Power: 0

8 Number of shares beneficially owned by each Reporting Person with Shared Voting Power: 5,970,000 (see Item 5)

9 Number of shares beneficially owned by each Reporting Person with Sole Dispositive Power: 0

10 Number of shares beneficially owned by each Reporting Person with Shared Dispositive Power: 5,970,000 (see Item 5)

11              Aggregate amount beneficially owned by each Reporting Person:
                5,970,000 (see Item 5)

12              Check Box if the aggregate amount in row (11) excludes
                certain shares                                             [ ]

13              Percent of class represented by amount in row (11):24.8%

14              Type of Reporting Person*: 00

                                  SCHEDULE 13D

CUSIP No. 537902108                  13D



1               Name of Reporting Person:  The Ovitz Family Limited Partnership

                S.S. or I.R.S. Identification No. of above person: 95-4547742

2               Check the appropriate box if a member of a Group*:

                                                                      (a)  [ ]
                                                                      (b)  [x]

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3               SEC USE ONLY

------------------------------------------------------------------------------

4               Source of Funds: N/A


5               Check box if disclosure of legal proceedings is required
                pursuant to items 2(d) or (e)                              [ ]

6               Citizen or place of organization: Delaware

7 Number of shares beneficially owned by each Reporting Person with Sole Voting Power: 990,000 (see Item 5)

8 Number of shares beneficially owned by each Reporting Person with Shared Voting Power: 0

9 Number of shares beneficially owned by each Reporting Person with Sole Dispositive Power: 990,000 (see Item 5)

10 Number of shares beneficially owned by each Reporting Person with Shared Dispositive Power: 0

11              Aggregate amount beneficially owned by each Reporting Person:
                990,000 (see Item 5)

12              Check Box if the aggregate amount in row (11) excludes certain
                shares                                                      [ ]

13              Percent of class represented by amount in row (11):4.2%

14              Type of Reporting Person*: PN

                                  SCHEDULE 13D


CUSIP No. 537902108                   13D

1               Name of Reporting Person:  The Michael and Judy Ovitz Revocable
                Trust

                S.S. or I.R.S. Identification No. of above person: 04-3159375

2               Check the appropriate box if a member of a Group*:

                                                                       (a)  [ ]
                                                                       (b)  [x]

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3               SEC USE ONLY

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4               Source of Funds: BK

5               Check box if disclosure of legal proceedings is required
                pursuant to items 2(d) or (e)                               [ ]

6               Citizen or place of organization:

7 Number of shares beneficially owned by each Reporting Person with Sole Voting Power: 0

8 Number of shares beneficially owned by each Reporting Person with Shared Voting Power: 990,000 (see Item 5)

9 Number of shares beneficially owned by each Reporting Person with Sole Dispositive Power: 0

10 Number of shares beneficially owned by each Reporting Person with Shared Dispositive Power: 990,000 (see Item 5)

11              Aggregate amount beneficially owned by each Reporting Person:
                990,000 (see Item 5)

12              Check Box if the aggregate amount in row (11) excludes
                certain shares                                             [ ]

13              Percent of class represented by amount in row (11):4.2%

14              Type of Reporting Person*: 00

                                  SCHEDULE 13D

CUSIP No. 537902108                  13D

1               Name of Reporting Person:  Michael S. Ovitz

                S.S. or I.R.S. Identification No. of above person:

2               Check the appropriate box if a member of a Group*:

                                                                      (a)  [ ]
                                                                      (b)  [x]

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3               SEC USE ONLY

------------------------------------------------------------------------------

4               Source of Funds: N/A

5               Check box if disclosure of legal proceedings is required
                pursuant to items 2(d) or (e)                              [ ]

6               Citizen or place of organization: United States

7 Number of shares beneficially owned by each Reporting Person with Sole Voting Power: 0

8 Number of shares beneficially owned by each Reporting Person with Shared Voting Power: 6,960,000 (see Item 5)

9 Number of shares beneficially owned by each Reporting Person with Sole Dispositive Power: 0

10 Number of shares beneficially owned by each Reporting Person with Shared Dispositive Power: 6,960,000 (see Item 5)

11              Aggregate amount beneficially owned by each Reporting Person:
                6,960,000 (see Item 5)

12              Check Box if the aggregate amount in row (11) excludes
                certain shares                                             [ ]

13              Percent of class represented by amount in row (11):27.8%

14              Type of Reporting Person*: IN

                                  SCHEDULE 13D

CUSIP No. 537902108                  13D



1               Name of Reporting Person:  Roy L. Furman

                S.S. or I.R.S. Identification No. of above person:

2               Check the appropriate box if a member of a Group*:

                                                                      (a)  [ ]
                                                                      (b)  [x]

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3               SEC USE ONLY

------------------------------------------------------------------------------

4               Source of Funds: PF, 00


5               Check box if disclosure of legal proceedings
                is required pursuant to items 2(d) or (e)                 [ ]

6               Citizen or place of organization: United States

7 Number of shares beneficially owned by each Reporting Person with Sole Voting Power: 0

8 Number of shares beneficially owned by each Reporting Person with Shared Voting Power: 1,535,000 (see Item 5)

9 Number of shares beneficially owned by each Reporting Person with Sole Dispositive Power: 0

10 Number of shares beneficially owned by each Reporting Person with Shared Dispositive Power: 1,535,000 (see Item 5)

11              Aggregate amount beneficially owned by each Reporting Person:
                1,535,000 (see Item 5)

12              Check Box if the aggregate amount in row (11) excludes
                certain shares                                            [ ]

13              Percent of class represented by amount in row (11):6.5%

14              Type of Reporting Person*: IN

                                  SCHEDULE 13D

CUSIP No. 537902108                  13D


1               Name of Reporting Person:  David R. Maisel

                S.S. or I.R.S. Identification No. of above person:

2               Check the appropriate box if a member of a Group*:

                                                                      (a)  [ ]
                                                                      (b)  [x]

------------------------------------------------------------------------------

3               SEC USE ONLY

------------------------------------------------------------------------------

4               Source of Funds: NA


5               Check box if disclosure of legal proceedings is required
                pursuant to items 2(d) or (e)                              [ ]

6               Citizen or place of organization: United States

7 Number of shares beneficially owned by each Reporting Person with Sole Voting Power: 0

8 Number of shares beneficially owned by each Reporting Person with Shared Voting Power: 400,000 (see Item 5)

9 Number of shares beneficially owned by each Reporting Person with Sole Dispositive Power: 0

10 Number of shares beneficially owned by each Reporting Person with Shared Dispositive Power: 400,000 (see Item 5)

11              Aggregate amount beneficially owned by each Reporting Person:
                400,000 (see Item 5)

12              Check Box if the aggregate amount in row (11) excludes
                certain shares                                             [ ]

13              Percent of class represented by amount in row (11):1.7%

14              Type of Reporting Person*: IN

                                                                   SCHEDULE 13D


Amendment No. 3 to Schedule 13D

      This Amendment No. 3 hereby amends and supplements the Statement on
Schedule 13D, as amended by Amendments Nos. 1 and 2, relating to the common shares, without par value (the "Shares") of Livent Inc., an Ontario corporation (the "Company"), as previously filed by the Reporting Persons, consisting of Lynx Ventures L.P., Lynx Ventures L.L.C., The Ovitz Family Limited Partnership, the Michael and Judy Ovitz Revocable Trust, Michael S. Ovitz, Roy L. Furman and David R. Maisel (the "Reporting Persons").

      The filing of this Schedule 13D Amendment No. 3 is solely for the purpose of correcting minor errors in the ownership of the Reporting Persons set forth in the cover pages to Schedule 13D Amendment No. 2, filed December 1, 1998. The ownership shown on this Schedule 13D Amendment No. 3 is identical to that set forth in Schedule 13D Amendment No. 1, filed August 3, 1998 ("Amendment No. 1"). There have been no changes in the beneficial ownership of the Reporting Persons since the filing of Amendment No. 1.

                                   SIGNATURES

      After reasonable inquiry and to the best knowledge and belief of each of the undersigned, such person certifies that the information set forth in this Statement with respect to such person is true, complete and correct.

      IN WITNESS WHEREOF, each of the undersigned has executed this instrument as of the 2nd day of December, 1998.

      LYNX VENTURES L.P.,
      LYNX VENTURES L.L.C.,
      THE OVITZ FAMILY LIMITED PARTNERSHIP,
      THE MICHAEL AND JUDY OVITZ REVOCABLE TRUST,
      MICHAEL S. OVITZ,
      ROY L. FURMAN
      pursuant to powers of attorney executed in favor of and granted and delivered to
      David R. Maisel, and
      DAVID R. MAISEL

      By:    David R. Maisel, on his own behalf and as attorney-in-fact for
      Lynx Ventures L.P., Lynx Ventures L.L.C., the Ovitz Family Limited Partnership, the Michael and Judy Ovitz Revocable Trust, Michael S. Ovitz and Roy L. Furman.

      By:    /s/ David R. Maisel
      Name:  David R. Maisel